UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 31, 2012

KONA GRILL, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34082	20-0216690
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7150 E. Camelback Road, Suite 220 Scottsdale, Arizona	85251
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (480) 922-8100

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

As previously reported in our Form 8-K filed on October 26, 2011, as a result of the resignation of an independent director, as of that date we were no longer in compliance with Nasdaq's independent director and audit committee requirements as set forth in Listing Rule 5605. Consistent with Listing Rules 5605(b)(1)(A) and 5605(c)(4), the staff of the Nasdaq Stock Market provided the Company a cure period in order to regain compliance until the earlier of the Company’s next annual shareholders’ meeting or October 20, 2012.

As previously reported in our Form 8-K filed on January 30, 2012, on that date, Berke Bakay, formerly an independent director who served on the Company’s audit committee, was appointed to the position of President and Chief Executive Officer. On January 31, 2012, we received a letter from the Nasdaq staff indicating that, since Mr. Bakay is no longer considered an independent director, his appointment represents a second vacancy resulting in its failure to comply with the independent director and audit committee requirements. The Nasdaq staff informed us that this second vacancy does not result in a second cure period under applicable Nasdaq rules. Instead, consistent with Listing Rule 5810(c)(2), Nasdaq has provided the Company until March 16, 2012 to submit a plan to regain compliance. If the plan is accepted, Nasdaq may grant an extension of up to 180 calendar days after the date of the letter for us to appoint at least one independent director to our board and audit committees, after which time we may rely on the previous cure period, as described above, to fill the remaining vacancy.

We expect to submit our plan to regain compliance by March 16, 2012 and to comply with Nasdaq's independent director and audit committee requirements on or before the date of our next annual shareholders’ meeting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 6, 2012	KONA GRILL, INC.

	By:	/s/ Berke Bakay
Berke Bakay
President and Chief Executive Officer